Exhibit 10.3

OPERATIONS TRANSFER AGREEMENT

THIS OPERATIONS TRANSFER AGREEMENT (“Agreement”) made effective as of February 7, 2025 (the “Effective Date”) is entered into by and among Global Abbeville, LLC, Global Eastman, LLC, and Selectis Warrenton, LLC, each a Georgia limited liability company (collectively, the “Existing Operator” or “Operator”) and Abbeville Opco Holdco LLC, a Delaware limited liability company (collectively, the “New Operator” and together with the Existing Operator, the “Parties”).

RECITALS

WHEREAS, Existing Operator operates the skilled nursing facilities located at 556 Chester Highway, Eastman, Georgia, 31023, upon which is located that certain 100-bed skilled nursing facility commonly known as “Eastman Healthcare & Rehab” (the “Eastman Facility”); 206 Main Street East, Abbeville, Georgia, 31001, upon which is located that certain 101-bed skilled nursing facility commonly known as “Glen Eagle Healthcare & Rehab” (the “Glen Eagle Facility”); and 813 Atlanta Highway, Warrenton, Georgia, 30828, upon which is located that certain 110-bed skilled nursing facility commonly known as “Warrenton Health and Rehabilitation” (the “Warrenton Facility”, and together with the Eastman Facility and Glen Eagle Facility, the “Facility”).

WHEREAS, under the terms of that certain Purchase and Sale Agreement (the “PSA”), effective as of the date hereof, by and among Global Abbeville Property, LLC, Dodge NH, LLC and Atl/Warr, LLC, as seller (collectively, “Seller”), and Abbeville Propco Holdco LLC, as purchaser (together with its permitted assignees, collectively, “Purchaser”), Seller is selling to Purchaser the real estate, buildings, and improvements constituting, and certain personal property used in the operation of, the Facility, as more fully set forth in the PSA; and

WHEREAS, it is a condition to the closing of the transactions described in the PSA that the Existing Operator and New Operator enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual obligations of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to incorporate the foregoing recitals as if fully rewritten in this Agreement and further agree as follows:

ARTICLE I

ASSETS, LIABILITIES, AND OTHER MATTERS

1.1 Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 of this Agreement) Existing Operator will transfer to the New Operator all of Existing Operator’’s right, title and interest, if any, in any and all assets it owns, subject to the New Operator’s assumption of the relevant contract pursuant to the terms of Section 1.9 of this Agreement, in the operation of the applicable Facility and not otherwise transferred to Purchaser, including but not limited to: (i) all equipment, furniture, fixtures, inventory and supplies, such inventory and supplies shall be in such amounts as customarily maintained by Existing Operator in the ordinary course of business, (ii) all IT equipment including but not limited to computers, tablets, iPads, (iii) all software, (iv) all resident lists, (v) medical records, as the same shall exist at the Closing (as defined in Section 2.1 of this Agreement), (vi) originals or copies of Existing Operator’s books and records related to the Facility as may be requested by New Operator, (vii) to the extent transferable, all certificates of need, and bed rights (including contingent bed rights), licenses and permits necessary for the current use of the Facility, (viii) vehicles, and (ix) all Assumed Contracts (as defined below) (collectively, the “Transferred Assets”). All assets of Existing Operator set forth on Schedule 1.1, attached hereto and made a part hereof, shall not be transferred to New Operator pursuant to this Agreement (collectively, the “Excluded Assets”).

Existing Operator shall reasonably cooperate with New Operator and leave all resident data, including medical records, on the electronic health record software contained on the computers located at the Facility and allow New Operator to access such data, for a time period to be determined by mutual agreement of the Parties. To the extent any of the foregoing assets are leased assets, or vendor owned assets, then such assets shall be excluded from the Transferred Assets but shall be transferred to New Operator if the relevant lease or vendor contract is assumed in writing by New Operator pursuant to this Agreement. In furtherance of the foregoing, at the Closing, each Existing Operator will execute and deliver to each New Operator a Bill of Sale (“Bill of Sale”) substantially in the form of Exhibit 1.1, attached hereto and made a part hereof.

1.2 Medicare and Medicaid Provider Agreements.

(a) At New Operator’ election, Existing Operator’s rights and interests in and to their Medicare and Medicaid provider numbers and Medicare and Medicaid provider reimbursement agreements (individually “Provider Agreement” and collectively “Provider Agreements”) shall be assigned to New Operator at the Closing, provided that (i) such assignment and assumption shall be permissible under applicable law, and (ii) if any payments are required to cure or satisfy any Recapture Claim (defined below) or defaults (including but not limited to any refunds, repayments or unpaid civil money penalties due to the Medicare or Medicaid programs) arising under the Provider Agreements for periods prior to Closing, Existing Operator shall at or before Closing pay such sums (if any) as shall be required to cure or satisfy any such defaults or Recapture Claim and shall remain solely liable for any such sums not paid in full by Closing.

(b) From the Closing to such date as CMS issues a tie-in notice to New Operator with respect to the operation of the Facility (the “Tie-In Notice”) and New Operator receives approval of the Medicaid Provider Agreement, Existing Operator, to the extent allowed by law, hereby grants New Operator the right to submit claims, reports, documents and other information to the Centers for Medicare and Medicaid Services (“CMS”) using the Facility’s existing Medicare Provider Agreement and to the Georgia Department of Community Health Healthcare Facility Regulation (“HFR”), using the Facility’s existing Medicaid Provider Agreement and corresponding Medicare and Medicaid provider numbers (including any other provider specific or provider identification information required for billing) for services provided to patients in connection with the operation of the Facility during such period, as necessary to receive payment for such services. New Operator agrees that Existing Operator may continue to use the Facility’s Medicare and Medicaid Provider Agreements and corresponding Medicare and Medicaid provider numbers (including any other New Operator provider specific or provider identification information required for billing) for any and all billing that the Existing Operator may be required to complete in order to fully collect its Medicare accounts receivable for periods prior to the Closing. The Parties acknowledge and agree that Existing Operator’s managed care provider plans are not expected to have been updated with New Operator’s provider information as of the Closing Date. From and after the Closing Date until such managed care provider plans are updated with New Operator’s provider information, Existing Operator agrees that New Operator shall be permitted to bill for services provided following the Closing under Existing Operator’s managed care provider plans using Existing Operator’s provider information to the extent permitted by the contracts for participation in such managed care provider plans and by a pplicable law. Any and all liability or revenue related to New Operator’s post-Closing claims and submissions shall remain the sole and exclusive obligation and entitlement of New Operator.

1.3	Liabilities, Claims and Assets.

(a) Except as expressly and unambiguously provided in this Agreement, New Operator shall not assume nor be responsible for any claims, lawsuits, liabilities, obligations, penalties, investigations or debts of Existing Operator whatsoever, whether statutory, regulatory, judicially created or constitutional (collectively “Excluded Liabilities”). Excluded Liabilities means, without limitation: (a) malpractice or other tort claims, statutory or regulatory claims, claims of state or federal agencies whether civil or criminal, fraud-based claims or claims for breach of contract to the extent any such claims are based on acts or omissions of Existing Operator occurring on or before the Closing; (b) all accounts payable, taxes, or other monetary obligations or liabilities of Existing Operator or rights to receive any payment based on events arising on or prior to the Closing; (c) any other obligation or liability whatsoever arising in whole or in part from Existing Operator’s acts or omissions prior to the Closing; and (d) all quality care, provider or bed taxes or assessments with respect to the Facility (collectively, “Bed Taxes”) attributable to Existing Operator’s operation of the Facility prior to the Closing Date.

(b) New Operator shall assume, perform and discharge only those liabilities of Existing Operator expressly provided for in this Agreement (collectively, the “Assumed Liabilities:

(x) operations of the Facility by New Operator on or after the Closing Date and providing for the needs of the Facility residents; (y) to the extent transferred in accordance with Section 1.4 hereto, the custodial and fiduciary responsibilities associated with the Resident Trust Funds on or after the Closing Date; and (z) the Assumed Contracts, including Existing Operator’s rights and interests in and to Medicare provider numbers and Medicare provider reimbursement agreements of Operator for the Facility from and after the Closing Date. For the avoidance of doubt, Existing Operator shall remain responsible for all liabilities arising under its Medicare and Medicaid provider agreements for acts, omissions and dates of service prior to the Closing Date.

1.4	Transfer of Resident Trust Funds.

(a) At the Closing, Existing Operator shall deliver to New Operator a list that, to the best of its knowledge, will be a true, correct and complete description of any trust funds held by Existing Operator as of the Closing for any resident of the Facility (collectively, “Resident Trust Funds”).

(b) At the Closing, Existing Operator shall transfer the Resident Trust Funds to a bank account designated by New Operator and New Operator shall accept the Resident Trust Funds in trust for the residents, in accordance with applicable statutory and regulatory requirements. Within ten (10) business days after the Closing Date, Existing Operator and New Operator will reconcile the Resident Trust Funds transferred from Existing Operator to New Operator.

(c) On delivery of the Resident Trust Funds to New Operator, New Operator shall acknowledge the receipt and amounts of such Resident Trust Funds and shall expressly assume all Operator’s financial and custodial obligations with respect thereto arising from and after the Closing Date and shall be directly accountable to the residents of the Facility and to any applicable Governmental Authority, for the Resident Trust Funds so transferred to New Operator. New Operator shall not have responsibility to the applicable resident/responsible party and regulatory authorities in the event the Resident Trust Funds delivered by Existing Operator to New Operator pursuant to this Section 1.4 are demonstrated to be less than the full amount of the Resident Trust Funds for such resident as of the Closing, for inaccuracies in the accounting and inventory provided by Existing Operator, or for claims which arise from actions or omissions of Existing Operator with respect to the Resident Trust Funds prior to the Closing. Existing Operator agree to indemnify, defend and hold harmless New Operator from any losses, liabilities, damages, claims, actions, causes of action, costs, expenses, including, without limitation, reasonable attorney’s fees (collectively, “Claims”) which such New Operator may incur as a result of discrepancies between the Resident Trust Funds as delivered by Existing Operator to New Operator and the full amount of the Resident Trust Funds for such resident as of the Closing. Except as otherwise set forth above, from and after Closing, New Operator shall be solely responsible to residents for all Resident Trust Funds and shall defend and hold harmless Existing Operator from any Claims by residents related to Resident Trust Funds.

1.5	Employees.

(a) Existing Operator covenants to New Operator that within five (5) days of the Effective Date, the Existing Operator will provide to New Operator schedules for the Facility Employees (“Employee Schedule”), certified to be true and correct, which reflects, in all material respects, the following as of the Effective Date: (i) the name of all Facility-based employees and (ii) their positions, rates of pay, original hire dates and full/part time status and whether they are on medical disability or leave of absence. In addition, within five (5) days of the Effective Date, the Existing Operator will deliver to New Operator a schedule, certified to be true and correct, identifying all full and/or part-time positions at the Facility routinely staffed by the same person as an independent contractor or through third party staffing agencies (the “Agency Staffing Schedule”). During the period between the Effective Date and the Closing, Existing Operator shall promptly notify New Operator of any changes in the Employee Schedule and/or the Agency Shifting Schedule. Existing Operator will terminate the employment of each of the Facility Employees (as defined below) as of the Closing.

(b) At least five (5) days prior to the Closing Date, New Operator shall offer to hire, on an at-will basis, those Facility employees (“Facility Employees”) selected by New Operator in its sole and absolute sole discretion; provided, however, that the New Operator shall hire a sufficient number of Facility Employees as is necessary to avoid notice or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other comparable state or local law. No later than ten (10) days after the Effective Date, the Existing Operator will provide New Operator a list of the following individuals not otherwise included as Facility Employees: (i) any individual employed by an Affiliate of Existing Operator who is responsible for the marketing of the Facility and (ii) any individual employed by an Affiliate of the Existing Operator, such as by an affiliated staffing agency, who regularly provides services at the Facility (such individuals are collectively referred to as “Affiliate Employees”). Subject to the last sentence of this paragraph, the Parties agree that New Operator may, on or before the Closing, offer to hire any of such Affiliate Employees. Any offer of employment to a Facility Employee or Affiliate Employee by New Operator shall be to provide comparable services as immediately prior to the Effective Date. Prior to the Effective Date, Existing Operator shall provide New Operator with reasonable access to employee personnel files and governing policies and procedures. After the announcement of the transactions contemplated under this Agreement, which announcement date shall be mutually agreed by the parties hereto but shall be no later than the end of the Due Diligence Period, Existing Operator shall provide New Operator with access to management level and Affiliate Employees to discuss employment and position, and shall discuss and within forty-five days following the end of the Due Diligence Period Existing Operator shall provide New Operator with access to Facility Employees to discuss employment and position.

(c) Existing Operator may require a representative of Existing Operator to be present in any discussions between Facility Employees and New Operator or their agents occurring prior to Closing, provided, however, that Existing Operator’s representative shall not unreasonably delay, impede or interfere with the scheduling or conduct of such interviews and discussions with employees.

(d) New Operator shall hire at the Closing, on an at-will basis, each Facility Employee who elects to accept employment with New Operator in accordance with the terms of Section 1.5(b) (all of such employees who accept employment with New Operator being herein called “Hired Employees”).

(e) Existing Operator shall pay to each Facility Employee, on that date which, but for the Closing, would have been the next regularly scheduled payroll date for such employee following the Closing, an amount equal to any and all accrued salary and bonuses earned by such employee as of the Closing, as well as all accrued benefits required to be paid to such employees upon termination pursuant to applicable law or Existing Operator’s policies and procedures; provided, however, that such obligation shall not require Existing Operator to pay any Accrued Employee Vacation and Leave in accordance with Section 1.5(i).

(f) Nothing in this Agreement shall create any rights in favor of any person not a Party, including the Facility Employees, or constitute an employment agreement or condition of employment for any employee of Existing Operator or any Affiliate of Existing Operator.

(g) Existing Operator shall make available group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Internal Revenue Code, as amended (“COBRA”), to all of the Facility Employees to whom it is required to offer the same under applicable law. Existing Operator acknowledges and agrees that New Operator is not assuming any of Existing Operator’s obligations to its employees and/or qualified beneficiaries under COBRA or otherwise, except as specifically provided in this Section 1.5. As of the Closing, all active Facility Employees: (i) who participate as of the Closing in group health insurance coverage sponsored by Existing Operator and (ii) who become Hired Employees, shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) which shall be established and maintained by New Operator for the general benefit of its employees and their dependents, and all such Hired Employees shall, if permissible under the plan of New Operator, be covered without a waiting period and without regard to any pre-existing condition unless (x) they are under a waiting period with Existing Operator at the Closing, in which case they shall be required to complete their waiting period while under New Operator’ group health plan or in accordance with the terms of New Operator’ benefit plan, or (y) they were subject to a pre- existing condition exclusion while under Existing Operator’s group-health plan, in which case they shall be subject to the same exclusion while in New Operator’ group health plan or in accordance with the terms of New Operator’s benefit plan. Existing Operator and New Operator acknowledge and agree that it is the intent of this provision that Existing Operator shall not be required to provide continued health coverage under ERISA or Section 4980 of the Internal Revenue Code to any Qualified Beneficiaries.

(h) New Operator acknowledges and agrees that the provisions of subsections (b) and (c) above are designed, in part, to ensure that Existing Operator is not required to give notice to employees of the Facility of the “closure” thereof under the WARN Act or any other comparable state law. Accordingly, New Operator and Existing Operator agrees to indemnify, defend and hold harmless the other party from any Losses liabilities, damages, claims, actions, causes of action, costs, expenses, including, without limitation, reasonable attorney’s fees which such party may incur under the WARN Act or any comparable state law in the event of the violation by the indemnifying party of its obligations and warranties under Sections 1.5(a), (b), (c) and 3.1(c)(vi); provided, however, that nothing herein shall be construed as imposing any obligations on New Operator to indemnify, defend or hold harmless Existing Operator from any Losses that they may incur under the WARN Act as a result of the acts or omissions of Existing Operator prior to the Closing, it being understood and agreed that New Operator shall only be liable for its own acts and omissions after the Closing.

(i) Subject to the provisions of Article IX, Existing Operator agrees to indemnify, defend and hold harmless New Operator from any Losses, liabilities, damages, claims, actions, causes of action, costs, and expenses including without limitations reasonable attorneys’ fees which New Operator may incur under COBRA or any comparable state law in the event that Existing Operator violates the obligations under Section 1.5(g).

(j) New Operator or their designees shall be entitled to 100% of any and all paid time off, personal leave or vacation time, as accrued under the terms of the Existing Operator’s employee handbooks (collectively, the “Time Off Pay”), sick leave (the “Sick Leave Benefits”), unpaid overtime, salaries, back wages and other benefits, together with any payroll taxes of the Hired Employees together with any FICA, state and federal unemployment taxes and all related payroll taxes (collectively, the “Accrued Employee Vacation and Leave”), which is set forth on Schedule 3.1(b)(xxii) attached hereto, and Purchaser shall receive a credit against the Purchase Price (as defined in the PSA) for the full amount of the Accrued Employee Vacation and Leave. Except as provided in Section 1.5(g), New Operator shall not be liable and Existing Operator shall indemnify and hold the New Operator harmless on account of any and all other liabilities and obligations with regard to any of the Current Employees (other than Hired Employees accruing on and after the Closing Date) and with regard to the Hired Employees, and all other liabilities and obligations that shall have accrued prior to the Closing Date. In the event that New Operator discovers after the Closing Date that the Existing Operator’s actual Accrued Employee Vacation and Leave exceeded the aggregate amount set forth in Schedule 3.1(b)(xxii)), upon notice by New Operator, Existing Operator shall pay to New Operator, within five (5) days after New Operator provides notice thereof, an amount equal to any such deficiencies. New Operator’ rights and Existing Operator’s obligations under this Section 1.5(i) shall be continuous.

1.6	Accounts Receivable.

(a) Existing Operator shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Facility that relate to all periods prior to the Closing.

(b) Payments received by Existing Operator or New Operator after the Closing with respect to the Facility from third party payors, such as the Medicare Program, the Medicaid Program, the Veteran’s Administration, or managed care companies or health maintenance organizations, shall be handled as follows:

(i) if the accompanying remittance advice indicates, or if the parties agree, that the payments relate solely to services provided prior to the Closing, (A) in the event that such payments are received by New Operator, New Operator shall remit such payments to Existing Operator not later than ten (10) business days following the date on which such payment is received, and until so forwarded, shall be held in trust for the benefit of Existing Operator and (B) in the event that such payments are received by Existing Operator, Existing Operator shall retain the payments;

(ii) if the accompanying remittance advice indicates, or if the parties agree, that the payments relate solely to services provided after the Closing, (A) in the event that such payments are received by New Operator, New Operator shall retain the payments and (B) in the event that such payments are received by Existing Operator, Existing Operator shall promptly remit such payments to New Operator not later than ten (10) business days following the date on which such payment is received, and until so forwarded, shall be held in trust for the benefit of New Operator;

(iii) if the accompanying remittance advice indicates, or if the parties agree, that the payments relate to services provided both prior to and after the Closing, (A) in the event that such payments are received by New Operator, New Operator shall promptly following receipt of such payment (but in any event, not later than ten (10) business days following the end of the month in which such payment is received) forward to Existing Operator the amount of such payment relating to services provided prior to the Closing, and (B) in the event that such payments are received by Existing Operator, Existing Operator shall promptly following receipt of such payment (but in any event, not later than ten (10) business days following the date on which such payment is received) forward to New Operator the amount of such payment relating to services provided following the Closing; and

(iv) if the accompanying remittance advice does not indicate the period to which a payment relates or if there is no accompanying remittance advice and if the parties do not otherwise agree as to how to apply such payment, then, for payments received during the first sixty (60) days after the Closing, the payment shall be deemed first to apply against the oldest outstanding account receivable due from such payor. Thereafter, the payment shall be deemed first to apply against accounts receivable due from such payor related to claims and submissions for post-Closing services.

(c) New Operator agrees to reasonably cooperate with and assist Existing Operator, at Existing Operator’s sole cost and expense, in (i) its collection of the private pay and private portion of Medicare and Medicaid receivables (the “Private A/R”) relating to the period before the Closing Date, (ii) its collection of the portion of Medicare, Medicaid, and insurance company receivables, other than Self-Pay Payments (collectively, the “Third Party Payor A/R”) for services provided before the Closing Date, and (iii) with implementation of deviations of income for residents, pending and approved. Any payments received by New Operator after the Closing Date from or on behalf of residents of the Facility (other than from third party payors) (referred to commercially as “Self-Pay Payments”), which Self-Pay Payments do not clearly identify the time period for which payment is made, such Self-Pay Payments shall, for the first sixty (60) day period following the Closing Date, first be applied to the amounts due from such resident of the Facility to Operator for private pay services and goods provided during the period before the Closing Date; provided, any excess thereof shall be paid to New Operator as soon as reasonably practicable thereafter. Following the first sixty (60) days after the Closing Date, Self-Pay Payments which do not clearly identify the time period for which payment is made shall be applied first to the amounts due from such resident of the Facility to New Operator for private pay services and goods provided during the period on or after the Closing Date; provided, any excess thereof shall be paid to Operator as soon as reasonably practicable thereafter.

(d) Each Party agrees to prepare and provide to the other Party a “Due To/Due From” Schedule no less than once per month for the period of one-hundred eighty (180) days following the Closing Date with supporting documentation as reasonably requested by the other Party, so that each Party can determine the status of funds owed to it, and thereafter as necessary for one (1) year after the Closing Date. New Operator and Existing Operator shall forward to the other party by email remittance advices, explanation of benefits, denial of payment notices and other material correspondence received by the party that relate to services provided by the other Party. The documents shall be emailed within fifteen (15) business days following the month in which such documents are received. New Operator shall have no obligation to take any affirmative collection efforts on behalf of Existing Operator, other than to supply Existing Operator with any records (subject to all applicable privacy laws), which Existing Operator may reasonably need to collect such amounts; provided, however, in connection with Existing Operator’s attempts to collect Medicaid funds for services rendered to those Residents with pending Medicaid applications (collectively, the “Pending Medicaid Applicants”), (i) New Operator shall advise Existing Operator upon request on the Medicaid application status of each Pending Medicaid Applicant until such time as all Pending Medicaid Applicants have been approved or denied by Medicaid, and (ii) if New Operator receives any material notice or correspondence regarding such applications, New Operator shall provide such notice or correspondence to Existing Operator within ten (10) business days following receipt. New Operator shall, at Existing Operator’s sole cost and expense, cooperate with and provide Existing Operator with such documents and information as Existing Operator shall reasonably request to enable Existing Operator to contest any denial or negative determinations by Medicaid with respect to the Pending Medicaid Applicants.

(e) Nothing herein shall be deemed to limit in any way Existing Operator’s rights and remedies to recover accounts receivable due and owing Existing Operator by New Operator, Medicare, Medicaid, or third parties under the terms of this Agreement or applicable law; provided, however, that Existing Operator shall not settle or otherwise compromise its right, title and interest in and to unpaid accounts receivable in a manner that impacts, effects, diminishes or otherwise interferes with New Operator’ right, title and interest in and to unpaid accounts receivable with respect to services provided at the Facility by New Operator after the Closing.

(f) If the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) business days after said determination is made.

(g) For a period of one (1) year after the Closing Date, New Operator and Existing Operator shall, upon at least two (2) business days’ prior written notice, during normal business hours and not more than once a quarter, permit an employee or agent of the Party to audit, review and process the accounts receivable of Existing Operator or the similar accounts receivable due to New Operator, and to provide such employee or agent with access to all books and records (including, without limitation, ledgers, financial statements and collection records) necessary to determine accurately the processing, collection and payment of amounts due to one Party received by the other in order to determine whether the calculation of accounts receivable which has been collected is accurate.

(h) Failure to forward to the other any payment received by such party in accordance with the terms of this Section 1.6, shall entitle the other party (among all other remedies allowed by law and this Agreement) to interest on the amount owed at the rate of twelve percent (12%) per annum, simple interest, until such payment has been paid. The payment of any interest imposed under this Section 1.6(h), if any, shall be made together with the underlying payment, therefore.

(k) The obligations of the parties to forward the accounts receivable payments pursuant to this Section 1.6 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the parties, the right to assert any of which is hereby waived.

1.7	Prorations.

(a) At the Closing, utility charges for the billing period in which the Closing occurs, personal property taxes attributable to the Facility, and any other items of revenue or expense attributable to the Facility (“Prorated Items”), including, but not limited to Bed Taxes (defined herein)/user fees, shall be prorated between Existing Operator and New Operator as of the Closing Date. In general, such prorations shall be made so as to reimburse Existing Operator for prepaid expense items to the extent such expense items are attributable to periods after the Closing and to charge Existing Operator for expenses accrued but unpaid as of the Closing. The intent of this provision shall be implemented by New Operator remitting to Existing Operator any invoices for Prorated Items that reflect a service date before the Closing and by New Operator assuming responsibility for the payment of any invoices for Prorated Items that reflect a service date after the Closing with any overage or shortage in payments by either party to be adjusted and paid as provided in Sections 1.7(b) and (c). Notwithstanding the foregoing, New Operator acknowledges and agrees that it shall have no right, title or interest in and to any retroactive workers compensation insurance program payments whether or not the same are paid prior to or after the Closing Date if and to the extent they relate to any period prior to the Closing Date. For the avoidance of doubt, any Bed Tax or similar provider taxes or fees shall be prorated between Existing Operator and New Operator based on the period of its operation of the Facility occurring before and after the Closing Date, as the case may be, including, but not limited to, any such assessments made by the State of Georgia and/or paid by Existing Operator prior to the Closing Date that would apply to operation of the Facility after the Closing Date.

(b) Any and all deposits paid by Existing Operator with respect to the Facility including, without limitation, any and all equipment lease, security and/or utility deposits paid to and/or cash or other collateral held by any equipment lessor or by any utility, insurance company or surety, shall remain the sole and exclusive property of Existing Operator and New Operator shall have no right or interest therein or thereto, and to the extent that Existing Operator does not receive a return of any such deposit on the Closing Date and such security deposit has been assigned to and assumed by New Operator, New Operator shall reimburse Existing Operator on the Closing Date or at some later date when an assignment takes place, the amount of any such security deposit assumed by New Operator. In furtherance of the foregoing, New Operator and Existing Operator shall cooperatively work to transition the utilities serving the Facility into the name of New Operator effective as of the Closing Date.

(c) All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available to Existing Operator. Without limiting the foregoing, water, electricity, sewer, gas, telephone and other utility charges shall be based, to the extent practicable, on final meter readings and invoices covering the period of time through the Closing Date. Utility charges which are not metered and read for the Closing shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements, therefore.

(d) To the extent possible and based on reasonable estimates, the Parties shall make all prorations at the Closing. All amounts owing from one party hereto to the other party hereto that require adjustment after the Closing shall be settled within thirty (30) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said thirty (30) day period, then as soon thereafter as practicable.

(e) Within thirty (30) days after Closing, New Operator shall transfer to Existing Operator an amount equal to any petty cash remaining at the Facility as of the Closing.

(f) Reserved.

(g) New Operator shall be solely responsible for all costs, fees and expenses incurred by New Operator in connection with the transfer of operations of the Facility including, but not limited to, the cost of any training of the Facility’s employees prior to Closing which it may elect to undertake with the approval of Existing Operator, which approval shall not be unreasonably withheld, conditioned or delayed, provided such training is conducted in a manner which does not disrupt the operation of the Facility prior to the Closing Date, and the cost of any due diligence that it undertakes in furtherance of such transfer of operations including, but not limited to, the costs of any examination or copying by New Operator or its agents of any books, records, patient files or other operational or fiscal information and data of any kind of Existing Operator or the Facility. To the extent feasible, all such books, records, patient files or other operational or fiscal information and data shall be provided to New Operator in electronic format.

(h) Existing Operator will pay any sales and use or similar taxes resulting from or payable in connection with the sale of the Transferred Assets pursuant to this Agreement and shall remit the same to the proper taxing authorities unless Existing Operator is required as a matter of law to be the remitting party, in which case New Operator shall remit the payment(s) to Existing Operator and it shall, in turn, remit the same to the proper taxing authorities. Existing Operator shall be responsible for and shall pay any of its own income, capital gains, or similar tax that may be required to be paid as a consequence of the sale of the Transferred Assets.

1.8	Access to Records.

(a) At the Closing, Existing Operator shall, to the extent permitted by applicable law, maintain all of the patient medical records, financial records and employee records relating to the Facility that are in Existing Operator’s possession or control at the Facility or if requested by New Operator, to the extent such records are in an electronic format, provide such information directly to New Operator for downloading by New Operator on its computer system.

(b) Subsequent to the Closing, New Operator shall allow Existing Operator and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, at Existing Operator’s expense, the books and records and supporting material of the Facility relating to any period prior to the Closing, to the extent reasonably necessary to enable Existing Operator to investigate and defend employee or other claims, to file or defend tax returns, cost reports or other governmental inquiries, to verify accounts receivable collections due Existing Operator, and for all other matters that reasonably require Existing Operator access, which access shall not unreasonably disrupt New Operator’ operations. Request for access should be directed to New Operator at the Facility’ addresses or any subsequent addresses provided by the New Operator to the Existing Operator in writing. New Operator agrees to provide Existing Operator with sufficient workspace in the Facility to permit Existing Operator to copy the records contemplated herein and, for purposes of this paragraph, to provide the reasonable cooperation of the employees of the Facility in assisting Existing Operator in locating records for a period of one (1) year after the Closing Date.

(c) Existing Operator shall be entitled to remove the originals of any records delivered to New Operator, for purposes of litigation involving a resident or employee to whom such record relates, if an officer of a court of competent jurisdiction or agency official certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation and Existing Operator shall provide New Operator with a complete copy of such records prior to its removal at Existing Operator’s reasonable cost and expense and as a condition precedent to receiving such original record. Any record so removed shall promptly be returned to New Operator following its use.

(d) New Operator agrees to maintain such books, records and other material comprising records of the Facility’ operations prior to the Closing that have been received by New Operator from Existing Operator or otherwise, including, but not limited to, resident records and records of resident funds, for the periods required by law, but in no event for less than one (1) year, and thereafter shall allow Existing Operator a reasonable opportunity to remove such documents, at Existing Operator’s expense, in the event that New Operator shall decide to dispose of such documents.

1.9 Assumed Operating Contracts. Set forth on Schedule 1.9 are all written contracts and vendor arrangements related to the Facility (the “Operating Contracts”). Existing Operator shall also provide or make available to New Operator true and correct copies of all Operating Contracts, to the extent that such Operating Contracts do not cover any other facility besides the Facility and are not governed by confidentiality provisions that would prevent sharing with New Operator. At least forty- five days in advance of Closing provided that New Operator has been provided with copies of each of the Operating Contracts, New Operator shall inform Existing Operator of any Operating Contract which New Operator elects to assume at Closing, subject to any required consents from the other contracting party which each party hereto shall use commercially reasonable efforts to obtain. For those Operating Contracts New Operator elect to assume, Existing Operator shall provide commercially reasonable cooperation to New Operator in connection with the assignment and assumption of such Operating Contracts by New Operator. From and after the Closing, New Operator shall assume and undertake to perform, and shall indemnify and hold harmless Existing Operator against, any and all obligations to vendors arising after the Closing under the Operating Contracts assumed by New Operator. Subject to the terms of Article IX, Existing Operator shall remain solely responsible for, and shall indemnify and hold harmless New Operator against, any and all obligations under the assigned and assumed Operating Contracts related to periods prior to the Closing and shall be solely responsible for all Operating Contracts not assigned and assumed hereunder, including, but not limited to, any multi-facility contracts.

1.10 Cost Reports. Existing Operator shall timely prepare and file with the appropriate Medicare and Medicaid agencies any final cost reports with respect to their operation of the Facility which are required to be filed by law under the terms of the Medicare and Medicaid Programs; provided, however, that Existing Operator shall not file its final cost reports until New Operator receives the Tie-In Notices. Existing Operator shall provide New Operator with copies of such cost reports, together with copies of any amendments thereto within three (3) business days of any such filing. If New Operator receives payment as a result of appeals, settlements, and retroactive Medicaid rate increases from a Governmental Authority relating to a period prior to the Closing Date, then New Operator shall promptly forward any such payment and any related reports or correspondence to Existing Operator.

1.11 Surveys; Deficiencies. Existing Operator shall be responsible for and shall bear all costs and expenses incurred in connection with any Facility reports, statements of deficiencies, plans of correction, and audits (collectively, “Licensing and Certification Surveys”) conducted or relating to periods of service prior to the Closing, including the costs and expenses of implementing any plans of corrections relating to such Licensing and Certification Surveys. New Operator shall be responsible for and shall bear all costs and expenses incurred in connection with any Licensing and Certification Surveys conducted or related to a period on or after the Closing for periods of service after the Closing. Existing Operator shall be responsible for the payment of all fines and penalties imposed by any governmental or quasi-Governmental Authority which fines and penalties arise in connection with any Licensing and Certification Surveys occurring prior to the Closing Date including implementing any plans of corrections relating to such Licensing and Certification Surveys, with respect to the Facility after Closing. Existing Operator shall assist New Operator in establishing any plans of correction or other responses to be submitted by New Operator after the Closing Date for Licensing and Certification Surveys that relate to events or circumstances occurring prior to the Closing Date within the time allowed for such submissions; provided, however, New Operator’s determination as to such plans of correction or other submissions shall be controlling and, except for fines and penalties that are the responsibility of Existing Operator as set forth in this Section 1.11, Existing Operator shall be responsible for and bear all costs and expenses as a result of implementing such plans of correction or other submissions. New Operator shall not be required to consummate the Closing if a Facility is Out of Compliance as of the Effective Date. As used herein, “Out of Compliance” shall mean any with respect to the Facility: (i) a finding by the applicable Governmental Authority of one or more deficiencies at a Facility at a “level IJ” or above in either (A) its most recent standard or complaint survey finding that the Facility is not in substantial compliance, or (B) any prior survey that includes a finding which requires a resurvey, which resurvey has not taken place, that a Facility was not in substantial compliance; or (ii) a denial of a Facility’s right to admit patients or to receive Medicare or Medicaid payments or reimbursements for existing patients or for new admissions, at a Facility; (iii) the designation by CMS of a facility as a “special focus facility”, or that a facility has been placed on the special focus facility watchlist.

1.12	Recapture Claims; Bed Taxes.

(a) Each party hereto agrees to notify the other promptly after receipt of any notice of any claim by any governmental or quasi-Governmental Authority with respect to any of the following, relating to periods prior to the Closing: (i) an alleged Medicare or Medicaid overpayment, or any other recoupment or adjustment to reimbursement, (ii) an alleged underpayment of any tax or assessment, (iii) an imposition of civil monetary penalties or other immediate sanctions, or (iv) any other governmental or third-party payor claims (collectively “Recapture Claim”). To the extent ascertainable on or prior to the Closing Date, Existing Operator shall pay or cause to be paid any Recapture Claim which is for the periods prior to the Closing Date.

(b) In the event of any Recapture Claim, Existing Operator hereby agrees to save, indemnify, defend and hold New Operator harmless from and against any loss, damage, injury or expense incurred by New Operator arising from or related to any such claim. In the event of any Recapture Claim, Existing Operator shall be entitled to contest such Recapture Claim, at its sole cost and expense, provided, however, that New Operator shall be allowed to participate in all meetings, and be provided with copies of all audit adjustments and work papers. New Operator agrees to reasonably cooperate with Existing Operator in connection with any Recapture Claim, and the parties shall reasonably cooperate to resolve any Recapture Claim to their mutual satisfaction.

(c) Existing Operator shall be and remain obligated for and shall pay on or before the date due thereof all amounts of any license fees, Bed Taxes (defined herein) or other amounts payable to any other Governmental Authority with jurisdiction over the Facility attributable to Existing Operator’s operation of the Facility prior to the Closing Date.

1.13 Use of Telephone Numbers; Emails. Existing Operator shall provide commercially reasonable cooperation intended to allow New Operator to use the present telephone and facsimile numbers of the Facility and all post office box addresses associated with the Facility provided New Operator assumes responsibility for the costs thereof. Existing Operator shall, to the extent possible with commercially reasonable efforts, as of the Closing Date transfer or cause to be transferred the telephone and facsimile numbers used by the Facility to New Operator. Existing Operator agrees to arrange for current e-mail addresses of the Facility and its on-site staff to be forwarded to New Operator’ new e-mail addresses for a period of ninety (90) days following Closing, and to arrange for an email auto-response with New Operator correct email address for the ninety (90) day period thereafter.

1.14 Quality Incentive Payments. The parties acknowledge that one or more of the Facilities may be eligible to receive supplemental quality incentive payments under Georgia Supplemental Quality Incentive Payment Program (each such payment, a “Quality Incentive Payment”). If Existing Operator or New Operator receives a Quality Incentive Payment with respect to a Facility following the Closing, and such Quality Incentive Payment relates to a quarterly reporting period that covers only pre-Closing periods, the parties agree that such Quality Incentive Payment shall belong to Existing Operator. If Existing Operator or New Operator receives a Quality Incentive Payment with respect to a Facility following the Closing, and such Quality Incentive Payment relates to a quarterly reporting period that covers only post-Closing periods, the parties agree that such Quality Incentive Payment shall belong to New Operator. If Existing Operator or New Operator receives a Quality Incentive Payment with respect to a Facility following the Closing, and such Quality Incentive Payment relates to a quarterly reporting period that covers both pre-Closing and post-Closing periods, the parties agree that such Quality Incentive Payment shall be prorated between the parties based on number of days that each party operated such Facility during such quarterly reporting period. By way of illustration only, if the Closing occurs on March 1, 2025 and Existing Operator receives a Quality Incentive Payment for a Facility on July 1, 2025 that relates to quality metrics reported with respect to the first calendar quarter of 2025, New Operator shall be entitled to receive one-third of such Quality Incentive Payment and Existing Operator shall be entitled to retain two-thirds of such Quality Incentive Payment. Each party shall be responsible for any Recapture Claims associated with any Quality Incentive Payments received by such party based on the proportionate share of such Quality Incentive Payment such party received.

ARTICLE II

THE CLOSING

2.1 Time and Place of Closing. The actions contemplated to consummate the transactions under this Agreement (“Closing”) shall be conditioned upon the receipt by New Operator of approval of the New Operator License (defined herein) to operate the currently duly licensed number of nursing facility beds at the Facility, as well as the satisfaction of the conditions precedent set forth herein and shall be at the time and place set forth under the PSA (“Closing Date”). Notwithstanding the actual time at which the Closing occurs, the time at which the Closing shall be deemed to be effective and the risk of loss shall pass from Existing Operator to New Operator shall be 12:01 a.m., Eastern Standard Time on the Closing Date.

2.2 Intentionally Omitted.

2.3 Due Diligence. New Operator and Existing Operator shall be subject to the provisions and requirements of Section 3 (“Due Diligence; Licensure”) of the PSA including providing all Diligence Materials reasonably requested by New Operator. This Agreement shall terminate if Purchaser timely delivers a Termination Notice pursuant to Section 3(d) of the PSA.

ARTICLE III

EXISTING OPERATOR’S REPRESENTATIONS AND WARRANTIES

3.1	Existing Operator’s Representations and Warranties.

(a) Except as expressly set forth in this Agreement or Existing Operator’s Transaction Documents (as defined herein), Existing Operator makes no representations, warranties, or covenants whatsoever with respect to any matter, thing or event.

(b) Existing Operator represents and warrants to New Operator as follows:

(i) Organization and Standing of Existing Operator. Existing Operator is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia. Existing Operator has the power and authority to own the Transferred Assets and to conduct the business presently being conducted by such Existing Operator at its Facility and Existing Operator has good title to the Transferred Assets.

(ii) Authority. Subject to Existing Operator securing such consents, waiver, approval, authorization, permit or filing which Existing Operator is required to make or secure prior to the Closing Date (including, without limitation, consents to assignment of Assumed Contracts, the “Operator Consents”) unless waived by New Operator if not required as a matter of law and to New Operator securing the Regulatory Approvals (as defined below), Existing Operator has the necessary power and authority to make, execute, deliver and perform this Agreement including the schedules, exhibits, and the other instruments and documents required or contemplated hereby (“Existing Operator’s Transaction Documents”). Subject to Existing Operator securing the Operator Consents and to New Operator securing the Regulatory Approvals, the execution, delivery, performance and consummation of the Existing Operator’s Transaction Documents have been duly authorized by all necessary action, corporate or otherwise, on the part of Existing Operator, its directors and shareholders.

(iii) Binding Effect; No Defaults. Subject to Existing Operator securing the Operator Consents and to New Operator securing the Regulatory Approvals, Existing Operator’s Transaction Documents, when executed by all Parties thereto, will constitute the valid and binding obligations of Existing Operator, enforceable against Existing Operator in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights and remedies or by equitable principles. Subject to Existing Operator securing the Operator Consents and to New Operator securing the Regulatory Approvals, the execution and delivery of this Agreement and any documents contemplated hereby by Existing Operator, and the performance of their obligations hereunder, do not and will not:

(a) conflict with or result in any material breach of the provisions of, or constitute a default under the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement, as applicable, of Existing Operator;

(b) violate any material restriction to which Existing Operator are subject or, without the giving of notice, passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any material license, authorization or permit or other material agreement or instrument to which any Existing Operator is a party, which will not be satisfied or terminated with respect to a Facility prior to the Closing Date as a result of the transactions contemplated by this Agreement or result in the termination of any such instrument or termination of any provisions in such instruments that will result in the material impairment of any of such Existing Operator’s rights under such instruments; and

(c) constitute a violation of any applicable material rule, regulation, law, statute or ordinance of any administrative agency or Governmental Authority, or any judgment, decree, writ, injunction or order of any court of applicable jurisdiction to which Existing Operator is subject or by which its assets are bound.

(iv) Contracts. The schedule of Operating Contracts delivered by Existing Operator pursuant to Section 1.9 is a true and current schedule identifying all Operating Contracts. Except as otherwise set forth in Schedule 3.1(b)(iv), Existing Operator has no collective bargaining agreements, or other labor contracts, employment contracts, pension, profit sharing, insurance, deferred compensation, bonus, retirement or other employee benefit plans with respect to any of the Facility Employees.

(v) Health Care Matters. Except as set forth on Schedule 3.1(b)(v), there is no pending material litigation, claim, proceeding or investigation, or to Existing Operator’s knowledge threatened, against Existing Operator or relating to the Facility for any violation or alleged violation of, and the Facility has not received written notice of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. §§3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C. §1320a-7a, (iii) federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including but not limited to 42 U.S.C. §1395nn; (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations.

(vi) Claims. Existing Operator is not subject to any material claims, including Recapture Claims, arising out of the operation of the Facility. Existing Operator has not received notice of violation at a level that under applicable law requires the immediate or accelerated filing of a plan of correction and there have been no violations over the past three (3) years which have threatened Existing Operator’s certificate for participation in Medicaid, Medicare, or any other federal payor program (including but not limited to Medicare, Medicaid and TRICARE). The Facility has not been designated as a Special Focus Facility (as such term is defined by the Centers for Medicare and Medicaid Services Special Focus Facility Program) or put on the Special Focus Facility watchlist. For the purposes of this Agreement, the term “Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and other quasi-governmental entities established to perform such functions. The Facility is not part of any OIG Corporate Integrity Agreements (CIA).

(viii) Beds. The number of beds licensed for use at the Facility is set forth on Schedule 3.1(b)(viii). Each bed is fully licensed by HFR, and all beds are eligible for Medicaid participation. There are at the Facility a number of beds equal to the maximum bed capacity as permitted under the Facility licenses. All level II beds are certified to participate in the Medicare program and all level III beds are recognized by CMS as participants in the Medicare Program and receive Medicare reimbursement. The Medicare and Medicaid certifications may be transferred to New Operator in accordance with the terms of this Agreement. All of the licensed beds are currently in use at the Facility and no beds at the Facility have been removed from service on a temporary or permanent basis.

(ix) Licenses. The Existing Operator currently holds all material licenses required for its use and operation as skilled nursing facilities in compliance with all applicable laws. As of the Effective Date and at all times thereafter, (i) all material licenses are valid and in full force and effect without restriction or condition, and are not subject to any pending or threatened proceeding to revoke, cancel, suspend or declare such license invalid in any respect; (ii) no receiver, trustee, or conservator has been named by any Governmental Authority with regard to the Facility, and (iii) there is no default under the material licenses.

(x) Taxes. Except as disclosed in Schedule 3.1(b)(x) attached hereto, (a) all material Tax Returns required to be filed by Existing Operator in connection with the operation of the Facility in the past three (3) years have been accurately prepared and duly and timely filed; (b) all Taxes (whether or not reflected on such returns) have been paid in full or, as set forth on Schedule 3.1(b)(x), appropriate provision for payment has been made through the Effective Date; and (c) Existing Operator is not delinquent in the payment of any Tax, assessment or governmental charge in connection with the Facility and have no Tax deficiency or claim outstanding or assessed against them in connection with the Facility, except in the case of (a)-(c) above, where such failure to accurately prepare, failure to pay or delinquency would not have a Material Adverse Effect. Existing Operator is not currently the beneficiary of any extension of time with which to file any Tax Return or pay any Tax. None of the Transferred Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. None of the Transferred Assets are subject to any liens in respect of Taxes. For the purposes of this Agreement, the following terms shall have the following meanings: (1) “Taxes” shall mean all taxes, charges, fees, duties, levies, or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee income withholding, other withholding, unemployment and social security taxes, which are imposed by any Government Authority and such term shall include any interest, penalties or additions to tax attributable thereto; and (2) “Tax Return” shall mean any report, claim for refund, return, or other information required to be supplied to a Governmental Authority in connection with any Taxes, including any schedule or attachment thereto and including any amendment thereof.

(xi) Liens. Except as set forth in Schedule 3.1(b)(xi), no labor has been performed or material furnished for the Facility for or on behalf of Existing Operator, in any material amounts, for which Existing Operator has not heretofore fully paid, or which will not be fully paid prior to Closing or for which any mechanics’ or materialman’s’ lien or liens, or any other lien, can be lawfully claimed by any person, party or entity. At the Closing, Existing Operator shall not be indebted in any material amount to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Facility for which any such person could lawfully claim a lien against the Facility.

(xii) Survey Reports, Etc. True and complete copies of all survey reports, waivers of deficiencies, plans of correction and any other investigation reports issued with respect to the Facility since January 1, 2022 (collectively, the “Survey Reports”) have been provided to New Operator, and any Survey Reports filed, arising, or involving the Facility between the execution of this Agreement and the Closing shall be provided to New Operator within three (3) business days of receipt thereof.

(xiii) Compliance with Laws. The Facility is duly licensed as a skilled nursing Facility as required under applicable law. Existing Operator and the Facility since January 1, 2022 have been, and are, and shall be at the Closing Date in compliance with all applicable law in all material respects. Schedule 3.1(b)(xiii) sets forth a true and correct copy of each material license held by the Facility, including the owner thereof, and identifies any licenses that are non-transferable. Each material license is valid and in full force and effect and in good standing as of the date hereof.

(xiv) Payment Programs. All payment programs in which the Existing Operator participates are listed on Schedule 3.1(b)(xiv) (collectively, the “Payment Programs”). Except as set forth on Schedule 3.1(b)(xiv), Existing Operator is a participating provider, in good standing, in compliance with the conditions of participation of the Payment Programs in which they participate with valid and current provider agreements. Except as identified on Schedule 3.1(b)(xiv), each such provider agreement may not be transferred to New Operator without consent of the counterparty. Except as set forth on Schedule 3.1(b)(xiv), there is no pending or to Existing Operator’s knowledge, threatened investigation, or civil, administrative proceeding relating to participation in any Payment Program nor have any such proceedings been concluded since January 1, 2022 that are material either individually or in the aggregate. Except as set forth on Schedule 3.1(b)(xiv), Existing Operator and the Facility are not subject to, nor has been subjected to at any time since January 1, 2022, any utilization review by any Payment Program. Except as set forth on Schedule 3.1(b)(xiv), since January 1, 2022, no Payment Program has requested or threatened, any recoupment, refund, or set-off from Existing Operator or Facility. Except as set forth on Schedule 3.1(b)(xiv) since January 1, 2022 no Payment Program has imposed a fine, penalty or other sanction on Existing Operator or the Facility. Neither Existing Operator nor any current employee of Existing Operator have been excluded from participation in any Payment Program. Existing Operator has not hired or contracted with any person or entity that is listed as “excluded” on the United States Office of the Inspector General or the HFR website. To Existing Operator’s knowledge, Existing Operator has not submitted to any Payment Program any false or fraudulent claim for payment, nor has Existing Operator at any time violated any condition for participation, or any rule, regulation, policy or standard of, any Payment Program, the violation of which would be materially adverse to Existing Operator or the Facility. All billing practices of Existing Operator with respect to the business and the Facility have been in compliance with all applicable laws and policies of each Payment Programs in all material respects. Existing Operator has not received notice or communication that Existing Operator has billed or received any payment or reimbursement in excess of amounts permitted by applicable Law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction. Except as set forth on Schedule 3.1(b)(xiv), screening and care at the Facility has been conducted or rendered in accordance with the applicable screening and care criteria of the applicable Payment Program.

(xv) Schedule 3.1(b)(xv) is a true and complete list of all Facility Employees of Existing Operator as of the Effective Date. Existing Operator is in compliance in all material respects with all laws relating to employment practices or the workplace, including, without limitation, provisions relating to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. To the Existing Operator’s knowledge, there are no material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Existing Operator and any person employed by or providing services to such Existing Operator. Except as disclosed on Schedule 3.1(b)(xv), Existing Operator is not a party to (i) any material employment agreement or similar arrangement, other than written agreements or arrangements that may be terminated at any time upon no more than ninety (90) days’ notice without penalty or (ii) any material employment agreement that causes an employee to be other than an “at will” employee. To the Existing Operator’s knowledge, no current employee of Existing Operator has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with Existing Operator, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Except as described in Schedule 3.1(b)(xv), Existing Operator is not a party to any agreement for the provision of labor from any outside agency. Except as described in Schedule 3.1(b)(xv), in the past three (3) years, there have been no claims against Existing Operator by employees of such outside agencies, if any, with regard to employees assigned to work for Existing Operator, and no claims by any Governmental Authority with regard to such employees.

(xvi) Except as described in Schedule 3.1(b)(xvi), Existing Operator is (i) not a party to, involved in, subject to an order by a Governmental Authority arising out of or, threatened in writing by, any labor or employee dispute or unfair labor practice charge or equal employment complaint or (ii) not currently a party to or negotiating any collective bargaining agreement or other labor contract. Existing Operator has not experienced any work stoppage by reason of employee action during the last three (3) years and there are no pending or, to Existing Operator’s knowledge, threatened labor disputes or union organizing activities at the Facility.

(xviii) Employee Benefit Plans. Except as set forth on Schedule 3.1(b)(xviii), Existing Operator is not party to, does not participate in nor has any liability or contingent liability with respect to: (a) any material “employee welfare benefit plan” or “employee pension benefit plan” or “multiemployer plan” as those terms are respectively defined in sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”); or (b) any deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other material fringe benefit arrangements for any current or former employee, director or consultant of the Existing Operator.

(xix) Litigation. Except as set forth in Schedule 3.1(b)(xix), there are no charges, litigation, civil investigative demands, investigations, arbitrations, regulatory or other proceedings pending or to the knowledge of Existing Operator, threatened against, or relating to, Existing Operator, or the Facility as of the date of the execution of the Agreement by New Operator, subject to Existing Operator’s right to provide an updated Schedule 3.1(b)(xix) within ten (10) days of receipt of such notice. During the period between the Effective Date and the Closing, Existing Operator shall promptly notify New Operator of any changes in Schedule 3.1(b)(xix).

(xx) Employment Loss. Except as set forth on Schedule 3.1(b)(xx) hereto, Existing Operator has not affected (i) a “plant closing” as defined in the WARN Act affecting a Facility, or (ii) a “mass layoff” (as defined in the WARN Act) affecting a Facility; nor has Existing Operator been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(xxi) Schedule 3.1(b)(xxi) sets forth the number of Medicaid pending patients at each of the Facility as of the Effective Date.

(xxii) Schedule 3.1(b)(xxii) sets forth a true and current accounting of all accrued benefits (including amounts accrued as liabilities for sick, Accrued Employee Vacation and Leave, extended illness and radius) earned by any Facility Employee as of the Effective Date.

(xxiii) Financial Statements. Attached hereto as Schedule 3.1(b)(xxiii) are the following financial statements of Existing Operator, each of which financial statements has been prepared in all material respects in accordance with generally accepted accounting principles, consistently applied throughout the period involved, except that the unaudited statements are without footnotes and are subject to normal yearend adjustments, and fairly present in all material respects the financial position, assets and liabilities of the Existing Operator and the Facility as of the date thereof: (a) income statement for Existing Operator as of the twelve (12) months ending December 31, 2021, December 31, 2022, and December 31, 2023, (b) income statement for Existing Operator as of October 31, 2024, and (c) accounts receivable report of Existing Operator as of October 31, 2024 (collectively, the “Financial Statements”). To the Existing Operator’s knowledge, the Financial Statements are true, complete and correct, in all material respects. Except as set forth in the most recent Financial Statements delivered to Purchaser, since the date of such Financial Statements, there have been no events, transactions or information relating to the Facility (or the operations thereof) or the Property (as defined in the PSA) which, singly or in the aggregate, have had a Material Adverse Effect (as defined in the PSA).

(xxiv) Except as set forth on Schedule 3.1(b)(xxiv) hereto, all Bed Taxes with respect to each Facility that are due and payable have been paid in full, and no Bed Taxes are subject to any payment plan.

(xxv) Supplies. All purchased supplies of the Facility have been purchased by the applicable Existing Operator and are owned by the applicable Existing Operator free and clear of claims of all other parties. Such supplies are sufficient in quantity for the proper conduct and operation of the Facility for at least that number of residents residing at the applicable Facility as of the Closing Date in substantial compliance with all applicable laws, and in an amount sufficient to last not less than seven (7) days.

(xxvi) Transferred Assets. Except as disclosed in Schedule 3.1(b)(xxvi): (i) Existing Operator owns all of the Transferred Assets used or held by it in connection with the operation of the Facility as presently being conducted, and all of such assets and properties are reflected in the Financial Statements; and (ii) Existing Operator has good title to the Transferred Assets, free and clear of all liens. The Transferred Assets owned by Existing Operator as of the Closing are in good, merchantable, usable, and working condition. The Transferred Assets and Supplies are sufficient for New Operator to operate the Facility as of the Closing consistent with past practice.

Each representation and warranty of Existing Operator hereunder is true, complete and correct in all respects as of the Effective Date and shall be true, complete and correct as of the Closing Date as a condition to New Operator’s obligation to close this transaction. Where any representation or warranty contained in this Agreement is expressly qualified by reference to “Existing Operator’s knowledge,” “the knowledge of Existing Operator” or similar qualifications, such knowledge shall be to the actual knowledge of executive officers of Existing Operator and the Facility’s administrators.

ARTICLE IV

NEW OPERATOR’S REPRESENTATIONS AND WARRANTIES

4.1 New Operator’ Representations and Warranties. New Operator represent and warrant to Existing Operator as follows:

(a) New Operator is a limited liability company, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. New Operator has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.

(b) New Operator has the necessary corporate power and authority to make, execute, deliver and perform this Agreement including the schedules, exhibits, and other instruments and documents required or contemplated hereby (“New Operator’ Transaction Documents,” collectively with the Existing Operator’s Transaction Documents, “Transaction Documents”). Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of New Operator, its managers and members.

(c) New Operator’ Transaction Documents, when executed by New Operator constitute the valid and binding obligations of New Operator, enforceable against New Operator in accordance with their respective terms. The execution and delivery of this Agreement and any documents contemplated hereby by New Operator, and the performance of its obligations hereunder, do not and will not:

(i) result in any material breach of the provisions of, or constitute a default under the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement, as applicable, of New Operator;

(ii) violate any material restriction to which New Operator is subject or, without the giving of notice, passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any material license, authorization or permit or other material agreement or instrument to which New Operator is a party, which will not be satisfied or terminated with respect to a Facility prior to the Closing Date as a result of the transactions contemplated by this Agreement or result in the termination of any such instrument or termination of any provisions in such instruments that will result in the material impairment of any of such New Operator’s rights under such instruments; and

(iii) constitute a violation of any applicable material rule, regulation, law, statute or ordinance of any Governmental Authority, or any judgment, decree, writ, injunction or order of any court of applicable jurisdiction to which New Operator is subject or by which its assets are bound.

(d) New Operator has no knowledge of any existing event, matter or situation or any pending or threatened litigation or event, happening or occurrence, which would prevent or materially and adversely impair New Operator’s ability to obtain the Regulatory Approvals. New Operator has not been denied licensure of a nursing home in any state.

(e) New Operator has not relied upon any representations, warranties or statements made by Existing Operator or Existing Operator’s representatives that are not expressly set forth in Section 3.1 (including the schedules), whether or not any such representations, warranties or statements were made in writing or orally. New Operator acknowledges that it has conducted, to its satisfaction, its own independent investigation of Existing Operator, the Facility and its operations, including the review of materials located in the data room and, in making the determination to proceed with the transactions contemplated hereby, New Operator has relied on the results of its own independent investigation.

ARTICLE V

OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

5.1	Licensing; Beds.

(a) New Operator Licenses; Federal and State Regulatory Certifications. Prior to the Closing, New Operator shall use its commercially reasonable efforts to (a) obtain the operating license for the lawful operation of the Facility (the “New Operator License”) with HFR and (b) obtain other necessary federal and state regulatory certifications, operational licenses and permits (“Federal and State Regulatory Certifications”). The New Operating License and the Federal and State Regulatory Certifications will be collectively referred to as the “Regulatory Approvals.” Existing Operator shall reasonably cooperate with New Operator in connection with obtaining the New Operator License and Federal and State Regulatory Certifications. Such cooperation shall include, but shall not be limited to, (i) providing New Operator copies of all renewal applications submitted to HFR within the past twelve (12) months and (ii) upon two (2) days’ prior written notice stating the purpose of the requested visit, permitting New Operator and their employees, contractors, agents and representatives to have reasonable access to the Facility, administrators, Facility employees to be interviewed for continuation of employment and the Transferred Assets.

5.2	Conduct of Business.

(a) From the Effective Date and until the Closing, except as otherwise required by this Agreement:

(i) Existing Operator shall operate and conduct operations at the Facility in the usual, customary and ordinary course of business. Without limiting the generality of the foregoing, from the Effective Date until the Closing, Existing Operator shall:

A. Maintain all material licenses, permits and other consents necessary for the operation of the Facility in full force and effect, and timely file all reports, statements, renewal applications and other filings, and timely pay all fees and charges in connection therewith that are required to keep such licenses, permits and consents in full force and effect;

B. Maintain the continued existence of the Facility and its business in substantial compliance with applicable law;

C. Maintain in full force and effect substantially the same public liability and casualty insurance coverage and other insurance policies now in effect with respect to the Facility;

D. Continue to employ substantially all of the employees at the Facility, subject to Existing Operator’s employment practices and applicable law, and terminations and resignations that occur in accordance with the ordinary course of business.

E. Pay all taxes and assessments with respect to the Facility and other liabilities relating to the Transferred Assets as they become due;

F. Maintain insurance with respect to the Facility in accordance with Existing Operator’s past practices and applicable legal requirements;

G. Materially preserve intact the Transferred Assets and file all forms and reports, at their cost and expense, necessary to maintain in effect, and not rendered or permitted to be rendered ineffective, any material licenses and the licenses relating to the Facility;

H. Use its good faith efforts to promptly perform its obligations and covenants under this Agreement that are to be performed prior to the Closing Date and to enable the conditions precedent set forth herein to be satisfied;

I. Maintain, repair and replace where appropriate, consistent with Existing Operator’s past practice, the Facility and all personal property comprising the Transferred Assets, including all equipment, furniture and fixtures, and any leasehold improvements consistent with Existing Operator’s past practice;

J. Use commercially reasonable efforts to maintain occupancy levels of the Facility and the goodwill with all of the suppliers, residents and others having business relations with Existing Operator or the Facility;

K. Use best efforts to maintain the quality of care to the residents;

L. Provide New Operator with true and correct updated accounts receivable aging reports, census reports (in sufficient detail to show the most recent patient mix and occupancy rate), and a report of all agency hours and utilization at the Facility, current to the date provided. Existing Operator shall provide no later than 30 days after the end of each month, true and correct copies of updated monthly Financial Statements to New Operator which shall include a balance sheet, statements of income and expenses and cash flow; and

M. Execute and deliver all documents and perform all other acts that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

(ii) Existing Operator shall not, directly or indirectly without the written consent from New Operator:

A. Sell or otherwise dispose of, or agree to sell or dispose of, any of the Transferred Assets, except for inventory in the usual and normal course of business and/or remove any Transferred Assets from the Facility unless the same is replaced by property of substantially equal or greater value;

B. Extend, terminate, modify, amend or waive any term or condition of any resident agreement, or enter into any new residency agreement other than in the ordinary course of business;

C. Enter into any new agreement, obligation or commitment for capital expenditures relating to the Facility, including without limitation, additions to property, plant, equipment or intangible capital assets;

D. Other than in the ordinary course of business or in accordance with applicable law: (A) sponsor or become obligated to contribute to any Employee Benefit Plan or other arrangement (other than those in effect on the date hereof for which Exiting Operator are solely liable) or amend any Employee Benefit Plans to materially increase benefits, or (B) make any commitment or incur any liability to any labor organization;

E. Take any action prior to the Closing Date that would breach any of the representations and warranties contained in this Agreement; or

F. Transfer residents from the Facility to a long term care, assisted living, or skilled nursing facility owned by Existing Operator, or an Affiliate of Existing Operator, nor shall there be any voluntary transfers by Existing Operator of residents from Facility to any other long term care, assisted living, or nursing facility, where such transfer is not in the ordinary course of business and not at the request of the resident or the resident’s family, or for reasons relating to the health and well-being of the resident transferred or otherwise required by law.

5.3 Census Information. From the date hereof through the Closing, and from time to time upon request by New Operator, Existing Operator shall deliver to New Operator on a monthly basis, a true, correct and complete schedule (subject to any and all applicable patient privacy laws) which accurately and completely sets forth the occupancy status of the Facility, the average daily rate and other charges payable with respect thereto, the class of payment or reimbursement (i.e., private, third-party payor, Medicare, Medicaid, and Veteran’s Administration (if any)), the number of residents who are Medicaid pending, the average monthly census of the Facility, occupancy rates and any arrearages and payments (the “Residents Census Information”).

5.4 Access and Cooperation. From the date hereof through Closing, Existing Operator shall, upon reasonable notice and consistent with Health Insurance Portability and Accountability Act standards, afford to New Operator, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Facility, computer systems, books and records as reasonably necessary to effectively transition the operations of the Facility from Existing Operator to New Operator. In furtherance thereof, Existing Operator shall deliver to New Operator updated monthly financial statements for each calendar month after the date hereof through Closing no later than thirty (30) days following the completion of such calendar month. Such access shall not interfere with Facility residents, employees or the ordinary operation of the Facility and care of residents.

5.5 Good Faith. Prior to the Closing, Existing Operator covenants that it shall operate the Facility in good faith to comply with the terms of this Agreement. New Operator shall make all reasonable efforts to assure a timely closing of the transaction(s) contemplated hereunder.

5.6 Pandemic Funds. Except as set forth in Schedule 5.6 attached hereto, Existing Operator has not received Paycheck Protection Program SBA Loans, as defined below, and CARES Act Provider Relief Fund monies, as defined below (collectively the “Pandemic Funds”), which have been released by the Federal government in response to the COVID-19 pandemic. If Existing Operator receives any Pandemic Funds prior to the Closing Date, it shall utilize these funds in accordance with the laws and guidance applicable to each specific category of Pandemic Funds as set forth below:

(a) The Paycheck Protection Program SBA Loans (“SBA Loans”) shall mean those loans designed to provide a direct incentive for small businesses to keep their workers on the payroll. Any and all SBA Loans received by Existing Operator shall remain the sole responsibility, liability, and obligation of Existing Operator.

(b) The CARES Act Provider Relief Fund monies shall mean those funds received from the U.S. Department of Human Services pursuant to the Families First Coronavirus Relief Act and the CARES Act (including, without limitation, funds under the Coronavirus Relief Fund), laws intended to address the economic fallout of the COVID-19 pandemic. Any and all CARES Act Provider Relief Fund monies shall remain the property and responsibility of Existing Operator. For the avoidance of doubt, New Operator shall not assume or accept any funds, proceeds, responsibilities, liabilities, and/or obligations related to, or in connection with, the CARES Act Provider Relief Fund monies received by Existing Operator.

(c) MAAPP Funds. Existing Operator received no payments pursuant to the Medicare Accelerated & Advance Payment Program.

(d) For any Pandemic Funds received by Existing Operator after the Closing Date that apply to a time period prior to the Closing Date, if a statute, regulation, or guidance document governing the Pandemic Funds received provides that such Pandemic Funds may be transferred to New Operator, Existing Operator will transfer such funds to New Operator. If there is any “Phase 5” or other Pandemic Relief Fund funding accompanied by guidance similar to that which accompanied “Phase 4” funding which neither specifically allows nor prohibits transfer of Pandemic Funds to New Operator, Existing Operator will transfer such funds to New Operator. If any “Phase 5” or other Pandemic Relief Fund funding is subsequently followed by a statute, regulation, or guidance document that specifically prohibits transfer of Pandemic Funds to New Operator, Existing Operator will promptly return such funds to the government.

(e) In the event of receipt of any additional funds, credits, or supplemental payments from any Governmental Authority whereby New Operator makes application for such additional funds, credits or supplemental payments after the Closing Date, the accompanying advice of such additional funds, credits or supplemental payments received by New Operator does not indicate the period to which a payment relates to or if there is no accompanying remittance advice, such funds, credits, or supplemental payments shall belong to New Operator. For the avoidance of doubt, the rights to all payments related to Employee Retention Tax Credits shall not be assigned to New Operator and shall remain an asset of the Existing Operator.

ARTICLE VI

CONDITIONS PRECEDENT TO NEW OPERATOR’S OBLIGATIONS

Unless waived by New Operator, its obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, prior to or at the Closing, of each of the following conditions. Upon failure of any of the following conditions, New Operator may terminate this Agreement pursuant to and in accordance with Article VIII.

6.1 Representations and Warranties. The representations and warranties of Existing Operator contained in this Agreement or on any Schedule or Transaction Document shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

6.2 Performance of Covenants. Existing Operator shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.3 Delivery of Closing Certificate. Existing Operator shall have executed and delivered to New Operator a certificate in the form and substance of Exhibit 6.3, attached hereto and made a part hereof.

6.4 Transferred Assets at Closing. Existing Operator shall have executed and delivered to each New Operator a Bill of Sale.

6.5 Assignment and Assumption of Contracts. If any Operating Contracts are to be assigned to any New Operator in accordance with Section 1.9, the applicable Existing Operator shall have executed and delivered an assignment and assumption of the Operating Contracts substantially in the form and substance of Exhibit 6.5 (“Assignment and Assumption of Contracts”), attached hereto and made a part hereof.

6.6 Resident Trust Funds. Existing Operator shall have executed and delivered an assignment and assumption of Resident Trust Funds substantially in the form and substance of Exhibit 6.6 (“Assignment of Resident Trust Funds”), attached hereto and made a part hereof.

6.7 Related Transactions. The transactions described and contemplated in the PSA shall have closed simultaneously with the transactions set forth in this Agreement.

6.8 Regulatory Approvals. HFR shall have issued (with or without contingencies or conditions) to the applicable New Operator the New Operator License, or otherwise shall have confirmed its approval for the issuance of such license to such New Operator.

6.9 Payment Programs. To the extent that New Operator can demonstrate commercially reasonable efforts to qualify as providers, New Operator shall be satisfied, at their reasonable discretion, that they shall be able to enter into written participation agreements, effective as of the Closing and on terms and conditions consistent with the marketplace, with any of the current commercial third party payors holding an agreement with the Facility and consisting of more than five percent (5%) of the Facility gross revenue.

6.10 Insurance Coverage. At Closing, Existing Operator shall provide with respect to its Facility (i) proof of occurrence made professional liability insurance, (ii) a tail coverage endorsement, extending coverage after the cancellation or termination of a claims made policy to a minimum of three (3) years plus one (1) day after the Closing or (iii) a certificate of insurance and an endorsement including the Facility evidencing continued coverage under existing professional liability insurance policy with respect to Existing Operator’s prior operation of the Facility, which coverage shall remain in place for a minimum of three (3) years plus one (1) day after the Closing in an amount of One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate (“Insurance Coverage”). Existing Operator shall provide evidence of Insurance Coverage to Purchaser on an annual basis and shall remain current in the payment of all premiums on such Insurance Coverage without any lapse in coverage.

6.11 Census. As of the Closing Date, the resident census of the Facility shall not be reduced by more than five percent (5%) of the average daily census for each Facility for the thirty (30) day period prior to the Effective Date.

6.12 Indemnification Guaranty Agreement. Existing Operator Guarantor shall have executed and delivered the Indemnification Guaranty Agreement pursuant to Section 9.6(i).

6.13 Regulatory Compliance. The Facility shall not be Out of Compliance; provided, however, that if Out of Compliance is the only Closing condition not satisfied by the Closing Date, New Operator may elect to extend the Closing Date for a period of up to sixty (60) days in the aggregate to allow Existing Operator to satisfy the condition.

6.14 Material Adverse Effect. No Material Adverse Effect (as defined in the PSA) shall have occurred.

6.15 Bed Taxes. Existing Operator shall provide to New Operator satisfactory evidence that all Bed Taxes due and owing for each Facility with respect to periods prior to Closing have been paid or otherwise discharged (as confirmed by the Georgia Department of Community Health), or will be paid or otherwise discharged at the Closing.

6.16 Other Documents. Existing Operator shall have furnished New Operator with all other documents, certificates and other instruments reasonably required to be furnished to New Operator by Existing Operator pursuant to the terms hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO EXISTING OPERATOR’S OBLIGATIONS

Unless waived by Existing Operator, its obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions. Upon failure of any of the following conditions, Existing Operator may terminate this Agreement pursuant to and in accordance with Article VIII:

7.1 Representations and Warranties. The representations and warranties of New Operator contained in this Agreement or any other Transaction Document shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

7.2 Performance of Covenants. New Operator shall have performed or complied in all material respects with each of their agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3 Delivery of Closing Certificate. New Operator shall have delivered to Existing Operator a certificate in the form and substance of Exhibit 7.3, attached hereto and made a part hereof.

7.4 Assignment and Assumption of Contracts. If any Operating Contracts are to be assigned to New Operator in accordance with Section 1.9, New Operator shall have executed and delivered the Assignment and Assumption of Contracts.

7.5 Resident Trust Funds. New Operator shall have executed and delivered the Assignment of Resident Trust Funds.

7.6 Regulatory Approvals. HFR shall have confirmed their approval for the issuance of the New Operator License as of the Closing Date. No injunction, temporary restraining order, judgment or other order of any court or Governmental Authority or instrumentality shall have been issued or have been entered which would be violated by the consummation of the transactions contemplated hereby.

7.7 Related Transactions. The transactions described in the PSA shall have closed.

7.8 Bed Taxes. Existing Operator shall have received satisfactory evidence from the Georgia Department of Community Health of the discharge of $562,938.00 in Bed Taxes.

7.9 Other Documents. New Operator shall have furnished Existing Operator with all other documents, certificates and other instruments required to be furnished to Existing Operator by New Operator pursuant to the terms hereof.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time at or prior to the time of Closing by:

(a) Existing Operator, if any condition precedent to Existing Operator’s obligations hereunder including, without limitation, those conditions set forth in Article VII have not been satisfied by the Closing, provided, however, that Existing Operator is not in breach of the Agreement; or

(b) New Operator, if any condition precedent to New Operator’ obligations hereunder including, without limitation, those conditions set forth in Article VI have not been satisfied by the Closing; provided, however, that New Operator is not in breach of the Agreement; or

(c) The mutual consent of Existing Operator and New Operator; or

(d) Termination of the PSA.

8.2 Effect of Termination. If a Party terminates this Agreement because one of the conditions precedent to its obligations hereunder has not been satisfied, or if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the others; provided, that if such termination is pursuant to Sections 8.1(a) or (b) as a result of a breach by either of the Parties of any of its representations, warranties or covenants in this Agreement, nothing herein shall affect the non-breaching party’s right to damages on account of such other party’s breach. The provisions of this Article VII and Article XI shall survive termination of this Agreement:

ARTICLE IX

INDEMNIFICATION; SURVIVAL

9.1 Survival of Representations and Warranties. Except as otherwise provided, all representations, warranties and covenants in this Agreement and a party’s right to recover damages resulting from a breach of a representation, warranty or covenant shall survive Closing for a period of eighteen (18) months following the Closing Date, other than with respect to claims arising from or related to the Extended Indemnification Categories (defined below), which shall survive for a period of thirty-six (36) months following the Closing Date (collectively the “Survival Period”). The provisions of this Section 9.1 shall survive the Closing but shall be subject to the consummation of the Closing and shall not apply to any damages arising from the termination of this Agreement. Notwithstanding the foregoing no time limit shall apply to claims based on fraud. As used herein, (i) “Extended Indemnification Categories” shall mean any Losses (defined below) arising out of, based on, related to or with respect to: (i) any material inaccuracy, breach or default by Existing Operator in any Fundamental Representation (defined below), (ii) any taxes due or relating to the Property or the Facility that accrued prior to the Closing, (iii) Recapture Claims and any other governmental claims, investigations or proceedings relating to the operation of the Facility prior to Closing, (iv) Pandemic Funds received by Existing Operator, and (v) fraud by Existing Operator. As used herein, “Fundamental Representation” shall mean representations and warranties set forth in Section 3.1(b)(i), Section 3.1(b)(ii), Section 3.1 (b)(iii) and Section 3.1 (b)(v).

9.2 Agreement to Defend. In the event of any action, suit, proceeding or investigation of the nature specified in Sections 9.3, 9.4 or 9.5 hereof is commenced, the Parties agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto.

9.3 Indemnification by Existing Operator. Subject to the limitations set forth in this Article IX, Existing Operator shall indemnify, exculpate and hold New Operator and their respective members, partners, directors, officers, employees, agents, successors and assigns (the “New Operator Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”) that may be suffered or incurred by or asserted or awarded against New Operator or any New Operator Indemnified Party, in each case arising out of, or in connection with, or by reason of: (i) any material inaccuracy, breach or default by Existing Operator in any representations and warranties of Existing Operator hereunder; (ii) any failure by Existing Operator to perform any covenant, agreement or undertaking hereunder in any material respect; and (iii) any Extended Indemnification Categories. In no event shall “Losses” include punitive, consequential, special or indirect damages, loss of revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (“Special Damages”), unless such Special Damages are required to be paid by New Operator in connection with a Third Party Claim, in which event the Existing Operator shall be required to indemnify the New Operator for any such Losses.

9.4 Indemnification by New Operator. Subject to the limitation set forth in this Article IX, New Operator shall indemnify, exculpate and hold Existing Operator and its members, partners, directors, officers, employees, agents, successors and assigns (collectively, “Existing Operator Indemnified Parties”) harmless from and against any and all Losses that may be suffered or incurred by or asserted or awarded against Existing Operator or any Existing Operator Indemnified Party, in each case arising out of, or in connection with, or by reason of: (i) any material inaccuracy, breach or default by New Operator in any representations and warranties of New Operator hereunder; (ii) any failure by New Operator to perform any covenant, agreement or undertaking hereunder in any material respect; (iii) New Operator’s use of Existing Operator’s provider numbers and provider agreements; and (iv) the operation of the Facility by New Operator after the Closing Date or the ownership of the Transferred Assets on and after the Closing Date, whether or not such Losses were known on such date, including, or any activities of the Facility, New Operator, or their affiliates after the Closing Date.

9.5 Indemnification Procedures. All claims for indemnification by any New Operator Indemnified Parties or Existing Operator Indemnified Parties (each, an “Indemnified Party”) under this Article IX shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article IX, it shall promptly notify the party from which it is seeking indemnification hereunder (the “Indemnifying Party”) in writing of such claim, which such notice shall include a description of the facts underlying such claim, the provisions hereunder forming the basis for such claim and a reasonable estimate of the amount of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party forfeits rights or defenses by reason of such failure.

(b) If such claim involves a claim by a third party (“Third Party Claim”) against the Indemnified Party, the Indemnifying Party may, within ten (10) days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest that cannot be waived, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.

(c) If, within fourteen (14) days of the Indemnifying Party’s receipt of a claim notice involving a Third Party Claim, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party will assume the defense or, following such notification, Indemnifying Party fails to actively and diligently defend such Third Party Claim, the Indemnified Party may assume control of the defense or compromise of such claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the Losses associated with the claim. The Indemnified Party shall not compromise such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Party assuming the defense of any claim shall keep the other Party reasonably informed at all times of the progress and development of the Party’s defense of and compromise efforts related to such claim and shall furnish the other Party with copies of all relevant pleadings, correspondence and other papers. In addition, the Parties shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any claim.

9.6	Certain Limitations. Any indemnification claims pursuant to Section 9.3 or Section

9.4 must be asserted within the Survival Period in writing and with reasonable specificity as to the facts forming the basis for such claim. Any claims timely and properly asserted shall survive the Survival Period until their final resolution. Each Party shall take all reasonable steps to mitigate any loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. In no event shall Purchaser or New Operator be entitled to duplication of recovery under the PSA and this Agreement for Losses arising out of, related to, or in connection with, the same events. In no event shall Seller or Existing Operator be entitled to duplication of recovery under the PSA and this Agreement for Losses arising out of, related to, or in connection with, the same events.

(e) For the avoidance of doubt, no individual officer, director, member, managing member, shareholder, equity holder, partner, employee, agent, or representative of either party shall have any liability for any claims of the other party hereto related to this Agreement, or any agreements, certificates or instruments delivered in connection herewith, in any way.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that any failure to mitigate shall not affect the obligations of the Indemnifying Party hereunder, except to the extent such failure to mitigate has increased Indemnifying Party’s costs or otherwise prejudiced or harmed Indemnifying Party’s position.

(g) Seller and Existing Operator shall not be liable to the Purchaser or New Operator, as the case may be, for indemnification under Section 9.3(a) or under Section 15(a)(ii) of the PSA until the aggregate amount of all Losses in respect of indemnification exceeds the Deductible (as defined in the PSA), in which event the Seller or Existing Operator, as appliable, shall only be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller and Existing Operator shall be liable pursuant to Section 15 of the PSA and Article XI of this Agreement, as the case may be, shall not exceed the Cap (as defined in the PSA). The Cap shall not apply to any Losses solely related to Recapture Claims. Notwithstanding the foregoing, the Cap and Deductible shall be subject to such additional terms as provided in that certain Letter Agreement, dated the date hereof, by and among the Seller, Existing Operator, Purchaser, New Operator and other parties thereto.

(h) Payments by an Indemnifying Party pursuant to Section 9.3 or Section 9.4 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. Payments by an Indemnifying Party pursuant to Section 9.3 or Section 9.4 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(i) As security for Existing Operator’s indemnification obligations under this Article IX and Seller’s indemnification obligations under Section 15 of the PSA, Existing Operator shall cause Seller to deposit the Escrow Account Holdback (as defined in the PSA) with the Title Company under the PSA at Closing in accordance with Section 15(f) of the PSA and pursuant to the Escrow Holdback Agreement (as defined in the PSA). Further, at the Closing, Existing Operator shall cause Selectis Health, Inc. (“Existing Operator Guarantor”) to execute and deliver in favor of New Operator an Indemnification Guaranty Agreement in the form of Exhibit 9.6 attached hereto (the “Indemnification Guaranty Agreement”) pursuant to which Existing Operator Guarantor shall guarantee Existing Operator’s indemnification obligations with respect to Recapture Claims.

9.7 Exclusive Remedy. Except with respect to any Losses arising out of or based on fraud, the rights of indemnification contained in this Agreement shall be the sole and exclusive remedy of the parties with regard to any and all liabilities, obligations, losses, damages, claims, activities and expenses (including, without limitation, attorney’s fees and court costs) that result from or arise out of any breach or inaccuracy of any representations or warranties made by any party contained in, or related to, this Agreement.

ARTICLE X

NON-SOLICITATION COVENANT

10.1 Non-Solicitation / Non-Hire of Employees. For a period between the Effective Date and the Closing Date and for the twelve (12) month period following the Closing Date, Existing Operator shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Facility Employees, Affiliate Employees, or Hired Employees (from after the Closing), or encourage any such Facility Employees, Affiliate Employees, or Hired Employees (from and after the Closing), to decline an offer of employment with New Operator or to leave such employment or hire any such Facility Employees, Affiliate Employees, or Hired Employees (from and after the Closing); provided, that nothing in this Section 10.1 shall prevent Existing Operator from (x) engaging in any general solicitations or recruiting which are not directed specifically to any such Facility Employees, Affiliate Employees, or Hired Employees; or (y) hiring on or after the Closing Date any Facility Employees or Affiliate Employees or any Hired Employees whose employment has been terminated by the New Operator or the applicable employee, in each case other than any such termination which follows a solicitation that is prohibited by this Section 10.1. Existing Operator acknowledges that the scope and duration of the provisions of this Section 10.1 are fair and reasonable.. This Section 10.1 shall survive the Closing but not the termination of this Agreement.

Existing Operator agrees that the breach or failure to comply with the provisions of this Agreement will cause irreparable harm to New Operator for which monetary damages will not provide an adequate remedy. Existing Operator agrees that in the event of any breach of the terms of this Agreement, New Operator shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available, without the necessity of posting any bond or other security.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Drafting. The Parties have carefully reviewed and negotiated the terms of this Agreement and the Transaction Documents, and Existing Operator and New Operator hereby acknowledge and agree that they have had a full and fair opportunity to review and negotiate the Agreement and the Transaction Documents with the advice of its counsel. Therefore, there shall be no presumption in favor of the non-drafting party.

11.2 Costs and Expenses. Except as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

11.3 Performance. In the event of a breach by either Party of its obligations hereunder, the other Party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching party hereby waives the defense that there may be an adequate remedy at law. A Party seeking injunctive relief shall not be required to put up a bond or under surety in order to seek the relief applied for.

11.4 Benefit and Assignment. This Agreement binds and inures to the benefit of each Party and its successors and proper assigns.

11.5 Effect and Construction of this Agreement. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument. Copies of original signatures sent by facsimile transmission shall be deemed to be originals for all purposes of this Agreement. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate. When used in this Agreement, the term “including” shall mean “including but not limited to.” The terms “date hereof,” “date of this Agreement,” and similar terms shall mean the Effective Date. The disclosure in any particular Section of the schedules shall also be deemed to be a disclosure in other sections of the Schedules.

11.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice, or the next business day after being sent, overnight service, by nationally recognized overnight courier, or upon receipt after being mailed by certified or registered mail (return receipt requested), in each case, postage prepaid, registered or certified mail, or if sent by facsimile, upon mechanical confirmation of successful transmission thereof (only if such notice is also delivered by hand, overnight delivery or registered or certified mail), properly addressed to the party entitled to receive such notice at the address stated below:

If to Existing Operator:

6800 N. 79th Street, Suite 200

Niwot, Colorado 80503

Attn: Clifford L. Neuman, PC

Email: clneuman@neuman.com

with a copy (which shall constitute notice) to:

Polsinelli, PC

1201 West Peachtree Street NW, Suite 1100

Atlanta, Georgia 30309

Attention: David Gordon, Esq.

Email: dgordon@polsinelli.com

If to New Operator:

Abbeville Opco Holdco LLC

31 Brookfall Rd

Edison, NJ 08817

Attn: Eli Mirlis

Email: emirlis@regalcare.com

With a copy (which shall constitute notice) to:

NBC Law LLP

675 Third Avenue, Floor 8

New York, New York 10017

Attn: Edward H. Burnbaum, Esq. and Elliot Lee

Email: eburnbaum@nbclaw.com and elee@nbclaw.com

11.7 Waiver, Discharge, etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the Parties by their duly authorized officer or representative. The delay or failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.8 Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the Parties.

11.9 Attorneys’ Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement (and provided that if Purchaser is the prevailing party, the Existing Operator be responsible for payment of Purchaser’s reasonable costs and expenses, including reasonable attorneys’ fees).

11.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, enforced in accordance with, and be subject to the remedies available under the internal Laws of the State of Georgia, without giving effect to the conflicts of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Georgia.

11.11 Assignment. This Agreement shall not be assigned by any party without the express written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) except that (a) any New Operator may assign all or any portion of this Agreement without consent to any one or more of its Affiliates (each such assignee, a “New Operator’s Permitted Assignee”). Upon an assignment by any New Operator of such New Operator’s rights under the Agreement in accordance with this Section 11.11, New Operator’s Permitted Assignee(s) shall be deemed to be such New Operator hereunder and shall be the direct beneficiary of all of Existing Operator’s warranties, representations and covenants in favor of New Operator under this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

11.12 Jurisdiction. The Parties shall arbitrate any dispute, disagreement or controversy before an arbitrator appointed by the American Arbitration Association, and in accordance with its Commercial Rules, in Atlanta, Georgia. This Section 11.12 shall constitute an agreement to arbitrate between the Parties and is enforceable in accordance with the provisions of the Federal Arbitration Act. If a Party seeks extraordinary relief, including an injunction, then a Party may proceed in court without first arbitrating if warranted by the nature of the dispute. In such event any such action shall be brought in the state or federal courts located in the State of Georgia, City of Atlanta, and all appellate courts thereof.

11.13 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by any party by the delivery of such party by facsimile a copy of the signature page of this Agreement duly executed by such party. Any copy of this Agreement so executed by facsimile shall be deemed to be an originally executed copy of this Agreement.

11.14 Headings The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.15 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter.

11.16 Conflict. Where the terms of this Agreement are in conflict with the PSA, the terms of the PSA shall prevail.

11.17 Reliance. The parties hereto in executing, and in carrying out the provision of, this Agreement are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.18 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Purchaser and Existing Operator.

11.19 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.20 Schedules. Existing Operator shall deliver schedules to this Agreement by the Effective Date. At any time, and from time to time on or prior to the Closing Date, Existing Operator may, by written notice to New Operator, supplement or amend the schedules upon written notice to the New Operator providing the new schedule and any attached information and materials (collectively, a “Disclosure Update”). Any Existing Operator schedules delivered after the Effective Date shall constitute a Disclosure Update for purposes of this Section 11.20. The representations, warranties, and schedules will be deemed supplemented and amended by any Disclosure Update in order to cause the representations and warranties of Existing Operator to be true as of the Effective Date and the Closing Date; provided, however, that no Disclosure Update shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI (other than an update to representations and warranties for purposes of Section 6.1). New Operator and any party seeking indemnity under this Agreement shall be barred from seeking indemnity with respect to any prior and updated versions of the schedules, unless: (i) such proposed schedule or Disclosure Update had, individually or in aggregate with the effect of items disclosed in other supplemental schedules or Disclosure Updates which were first submitted after the Effective Date, a Material Adverse Effect, and (ii) within five (5) business days after receipt of such proposed supplemental schedule, New Operator provides written notice to Operator reasonably detailing the objection thereof and changes in such proposed Schedule or Disclosure Update which would make the same acceptable. Should the Parties not be able to resolve written objections within ten (10) business days thereafter, then either Party may withdraw from this Agreement and terminate it without any obligation or liability of any sort and this Agreement shall be treated as never having been executed or delivered, subject to Section 8.2. In the event the Closing occurs, any such newly completed Schedules or supplements shall be effective, and they shall represent the final version of the Schedule for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

EXISTING OPERATOR:

GLOBAL ABBEVILLE, LLC,
a Georgia limited liability company

By:	Selectis Management, LLC, its manager

By:	/s/ Adam Desmond
Name:	Adam Desmond
Title:	Manager

GLOBAL EASTMAN, LLC,
a Georgia limited liability company

By:	Selectis Management, LLC, its manager

By:	/s/ Adam Desmond
Name:	Adam Desmond
Title:	Manager

SELECTIS WARRENTON, LLC,
a Georgia limited liability company

By:	Selectis Management, LLC, its manager

By:	/s/ Adam Desmond
Name:	Adam Desmond
Title:	Manager

[Signature Page Continues]

[Signature Page to Operating Transfer Agreement]

NEW OPERATOR:

ABBEVILLE OPCO HOLDCO LLC,
a Georgia limited liability company

By:
Name:	Eli Mirlis
Title:	Authorized Signatory

EXHIBIT 1.1

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS THAT, effective as of 12:01 a.m. of the day of ___________, 20 ____, among ____________________________________, a (“Existing Operator”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by ________________________________, a ___________________ (“New Operator”), does (except as otherwise set forth in this Bill of Sale or the Agreement without recourse, representation, warranty or covenant whatsoever) by these presents, sell, assign, transfer and convey unto the New Operator, all of Existing Operator’s right, title, and interest, if any, in and to the Transferred Assets with respect to the Facility. Existing Operator hereby covenants that it will, at any time and from time to time upon written request therefore, execute and deliver to New Operator, its nominees, successors and/or assigns, any new or confirmatory instruments which New Operator, its nominees, successors and/or assigns, may reasonably request in order to assign and transfer to New Operator its rights, title and interest in, the Transferred Assets. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Operations Transfer Agreement, dated as of _________, 20_____ between Existing Operator and New Operator.

EXISTING OPERATOR:

[ ]

By:
Name:
Title:

Exhibit 1.1

EXHIBIT 6.3

EXISTING OPERATOR’S OFFICER’S CERTIFICATE

Pursuant to Section 6.3 of the Operations Transfer Agreement (“Agreement”), dated as of____________, 20_______ among _____________________________, a _____________________________(“Existing Operator”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by _____________________, a ______________________(“New Operator”), the undersigned, _______________________, of the Existing Operator, does hereby certify in his capacity as _______________ of Existing Operator that the representations and warranties made by the Existing Operator in the Agreement are true and correct in all material respects as of 12:01 a.m. on the “Closing Date” (as defined in the Agreement) and the covenants to be performed by the Existing Operator pursuant to the Agreement have been performed in all material respects as of 12:01 a.m. on the “Closing Date” (as defined in the Agreement).

EXISTING OPERATOR:

[ ]

By:
Name:
Title:

EXHIBIT 6.5

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption Agreement (“Assignment”) is effective as of 12:01 a.m. of the ____________ day of ______________, 20_______, and is between ____________________, a _________________ ____________________(“Existing Operator”), and ________________________________________, a _______________________(“New Operator”).

Background

A.Existing Operator and New Operator are parties to an Operations Transfer Agreement (“Agreement”) dated as of , 20 , which Agreement is incorporated into this Assignment as if fully rewritten in this Assignment.

B. It is a condition to the Closing under the Transfer Agreement that Existing Operator assign to New Operator all of Existing Operator’s right, title and interest in, to, and under the Assumed Contracts (as defined in the Agreement), and that New Operator assume Existing Operator’s obligations with respect to such Assumed Operating Contracts in accordance with Section 1.9 of the Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be bound, hereby agree to incorporate the foregoing recitals as if fully rewritten in this Assignment and further agree as follows:

1. Existing Operator hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Assumed Contracts to New Operator.

2. New Operator hereby accepts such assignment and assumes all duties, liabilities and obligations with respect to the Assumed Contracts, accruing prior after the Closing Date (as defined in the Agreement), and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Contracts accruing on and after the Closing Date.

EXISTING OPERATOR:

[ ]

By:
Name:
Title:

NEW OPERATOR:

[ ]

By:
Name:
Title:

EXHIBIT 6.6

ASSIGNMENT AND ASSUMPTION OF RESIDENT TRUST FUNDS

This Assignment and Assumption Agreement (“Agreement”) effective as of 12:01 a.m. of the _________________day of ___________________, 20_________, is between _________________, (“Existing Operator”) and ______________________ (“New Operator”).

Background

A.Existing Operator and New Operator are parties to an Operations Transfer Agreement (“Transfer Agreement”) dated as of , 20 , which is incorporated into this Assignment as if fully rewritten in this Assignment.

B. It is a condition to the Closing under the Transfer Agreement that Existing Operator assign all of its right, title and interest in, to, and under the Resident Trust Funds (as such term is defined in the Agreement) to New Operator, and that New Operator assume Existing Operator’s obligations with respect to such Resident Trust Funds arising after the date hereof.

Now, therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be bound, hereby agree to incorporate the foregoing recitals into this Assignment and further agree as follows:

1. Existing Operator hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Resident Trust Funds to New Operator.

2. New Operator hereby accepts such assignment and assumes all duties, liabilities and obligations arising after the Closing Date (as defined in the Agreement) with respect to the Resident Trust Funds, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Contracts accruing on and after the Closing Date.

EXISTING OPERATOR:

[ ]

By:
Name:
Title:

NEW OPERATOR:

[ ]

By:
Name:
Title:

EXHIBIT 7.3

NEW OPERATOR’S CLOSING CERTIFICATE

Pursuant to Section 7.3 of the Operations Transfer Agreement (“Agreement”), dated as of ________________ _____. 20________, among ___________________________, a _________________________ (“Tenant”) and ________________________, a ___________________________ _________________________ (“New Operator”),the undersigned, the _________________ of New Operator, does hereby certify in his capacity as _________________ of New Operator that the representations and warranties made by New Operator in the Transfer Agreement are true and correct in all material respects as of 12:01 a.m. on the Closing Date (as defined in the Agreement), and the covenants to be performed by New Operator pursuant to the Transfer Agreement have been performed in all material respects as of 12:01 a.m. on the Closing Date.

NEW OPERATOR:

[ ]

By:
Name:
Title: